Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 23, 2013
Registration Statement Nos. 333-167489 and
333-167489-10

$1.342 BLN Ford Credit Auto Owner Trust 2013-C Prime Auto Loans
Jt-Leads/Jt-Books	:	DB, MS, RBC
Co-Managers	:	PNC, Commerz
Selling Group	:	Toussaint Capital, Williams Capital

CLS	QTY/MMs	WAL	S&P/FTCH	WNDW	EXPCT	LEGAL	B-MARK	SPRD	YIELD	COUPON	$PX

A1	$315.000	0.28	A1+ /F1+	1-7	02/14	08/14	YIELD	0.22%	0.220	0.22	100.00000
A2	$414.000	1.05	AAA/AAA	7-19	02/15	04/16	EDSF	+20	0.551	0.55	99.99962
A3	$420.200	2.25	AAA/AAA	19-37	08/16	12/17	Iswaps	+27	0.829	0.82	99.98314
A4	$100.930	3.38	AAA/AAA	37-45	04/17	10/18	Iswaps	+35	1.256	1.25	99.99100
B	$39.480	3.88	AA+/AA	45-48	07/17	11/18	Iswaps	+60	1.690	1.68	99.98471
C	$26.320	3.96	AA /A	48-48	07/17	03/19	Iswaps	+80	1.919	1.91	99.99480
D	$26.320	3.96	A /BBB	48-48	07/17	01/20	Iswaps	+140	2.519	2.50	99.97791

TICKER	:	FORDO 2013-C	REGISTRATION	:	A1-144A, A-2-D-Public, SEC-reg
EXP PRICING	:	PRICED	EXP RATINGS	:	S&P and Fitch

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.  The securities may not be suitable for all investors.  Deutsche Bank Securities Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.